Registration No. 333-

As filed with the Securities and Exchange Commission on August 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Financial Institutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	16-0816610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

220 Liberty Street

Warsaw, New York 14569

(Address of Principal Executive Offices)

Financial Institutions, Inc. Second Amended and Restated 2015 Long-Term Incentive Plan

(Full Title of the Plan)

Copies to:

Samuel J. Burruano, Jr.	Benjamin M. Azoff, Esq.
Executive Vice President, Chief Legal Officer and	Brendan M. Saxon, Esq.
Corporate Secretary	Luse Gorman, PC
Financial Institutions, Inc.	5335 Wisconsin Ave., N.W., Suite 780
220 Liberty Street	Washington, DC 20015-2035
Warsaw, New York 14569	(202) 274-2000
(585) 786-1100
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES

Financial Institutions, Inc. (the “Company”) is filing this Registration Statement pursuant to General Instruction E on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register an additional 400,000 shares of its common stock, $0.01 par value per share, under the Financial Institutions, Inc. Second Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) which further amended and restated the Financial Institutions, Inc. Amended and Restated 2015 Long-Term Incentive Plan to (a) to increase the number of shares of common stock reserved for issuance under the Plan by 400,000, (b) extend the term of the Plan until May 28, 2035, and (c) to combine the limit of equity-based awards (based on grant date fair value) and the limit of cash-based awards and other fees payable to directors in any given calendar year to $300,000 for incumbent directors, and increase the combined limit to $500,000 for the chairman of the board and for new non-employee directors during their first year of service. Such additional shares are of the same class as other securities for which registration statements relating to the Plan have previously been filed and are effective.

Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statements on Form S-8 previously filed with the Commission on May 26, 2015 (File No. 333-204446) and on October 29, 2021 (File No. 333-260592) are hereby incorporated by reference in this Registration Statement.

PART II.

Item 8. Exhibits.

Regulation S-K Exhibit Number	Document

4.1

Amended and Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3.1, 3.2 and 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on March 12, 2009 (File No. 000-26481)

4.2	Amended and Restated Bylaws of the Company are incorporated herein by reference to Exhibit 3.1 to our Form 8-K filed with the Commission on June 25, 2019 (File No. 000-26481)

5.1	Opinion of Luse Gorman, PC*

10.1

Second Amended and Restated 2015 Long-Term Incentive Plan is incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 4, 2025 (File No. 000-26481)

23.1	Consent of Luse Gorman, PC (included in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm*

24.1	Power of Attorney (contained on signature page)*

107	Filing Fee Table*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of New York, on the 4th day of August, 2025.

FINANCIAL INSTITUTIONS, INC.
By:	/s/ Martin K. Birmingham
Martin K. Birmingham
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Financial Institutions, Inc. (the “Company”) hereby severally constitute and appoint Martin K. Birmingham and W. Jack Plants, II, and each of them, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Martin K. Birmingham and W. Jack Plants, II, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Financial Institutions, Inc. Second Amended and Restated 2015 Long-Term Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Martin K. Birmingham and W. Jack Plants, II, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Martin K. Birmingham	Director, President and Chief Executive Officer	August 4, 2025
Martin K. Birmingham	(Principal Executive Officer)

/s/ W. Jack Plants, II	Executive Vice President, Chief Financial	August 4, 2025
W. Jack Plants, II	Officer and Treasurer (Principal Financial Officer)

/s/ Sandra L. Byers	Senior Vice President and Controller	August 4, 2025
Sandra L. Byers	(Principal Accounting Officer)

/s/ Donald K. Boswell	Director	August 4, 2025
Donald K. Boswell

Signatures	Title	Date

/s/ Dawn H. Burlew	Director	August 4, 2025
Dawn H. Burlew

/s/ Andrew W. Dorn, Jr.	Director	August 4, 2025
Andrew W. Dorn, Jr.

/s/ Robert M. Glaser	Director	August 4, 2025
Robert M. Glaser

/s/ Bruce W. Harting	Director	August 4, 2025
Bruce W. Harting

/s/ Susan R. Holliday	Director, Chair	August 4, 2025
Susan R. Holliday

/s/ Robert N. Latella	Director	August 4, 2025
Robert N. Latella

/s/ Angela J. Panzarella	Director	August 4, 2025
Angela J. Panzarella

/s/ Robert L. Schrader	Director	August 4, 2025
Robert L. Schrader

/s/ Kim E. VanGelder	Director	August 4, 2025
Kim E. VanGelder

/s/ Mark A. Zupan	Director	August 4, 2025
Mark A. Zupan